EXHIBIT 99.1
ParkOhio Reports Improved First Quarter 2022 Results

•Revenues of $418 million, up 13% from Q4 2021 and 16% from Q1 2021

•GAAP EPS of $0.50, up from a loss of $(1.48) in Q4 2021 and $0.45 in Q1 2021

•Adjusted EPS of $0.73, up from a loss of $(1.08) in Q4 2021 and $0.53 in Q1 2021

•Earnings improvement resulting from strong customer demand, improved product pricing and cost reduction efforts
CLEVELAND, OHIO, May 9, 2022 — Park-Ohio Holdings Corp. (NASDAQ: PKOH) today announced its results for the first quarter of 2022.
Matthew V. Crawford, Chairman, Chief Executive Officer and President, stated, “Despite the challenging environment, our business showed strong revenue growth across almost all the product and business portfolio, which we expect to continue throughout 2022. Additionally, we stabilized margins due to ongoing efforts to address pricing and our initiatives to reduce operating costs and overheads across the business. We expect additional margin improvements as we leverage the ongoing work of our entire team. Thank you to all our ParkOhio associates during these unusual times.”

FIRST QUARTER CONSOLIDATED RESULTS
Net sales were $418.4 million in the first quarter of 2022, an increase of 13% sequentially from $369.9 million in the fourth quarter of 2021, and up 16% from $359.6 million in the first quarter of 2021.
Net income attributable to ParkOhio common shareholders was $6.1 million, or $0.50 per diluted share, in the first quarter of 2022, compared to a net loss in the fourth quarter of 2021 of $17.8 million, or $1.48 per diluted share, and net income of $5.5 million, or $0.45 per diluted share, in the first quarter of 2021. Results in the 2022 period included customer pricing adjustments related to 2021, which favorably impacted our EPS by $0.27 per diluted share.
On an adjusted basis, net income attributable to ParkOhio common shareholders in the first quarter of 2022 was $0.73 per diluted share, compared to a net loss of $1.08 in the fourth quarter of 2021 and net income of $0.53 in the first quarter of 2021. Our net income in the first quarter of 2022 benefited from various tax credits totaling $4.1 million, which positively impacted our EPS by $0.34 per diluted share. Please refer to the table that follows for a reconciliation of net income to adjusted earnings.
FIRST QUARTER SEGMENT RESULTS
In Supply Technologies, net sales were at an all-time high of $168.8 million, up 10% sequentially and 7% compared to the first quarter of 2021. The increases from the prior year periods were driven by strong customer demand in the majority of our end markets, with the biggest increases in semiconductor, civilian aerospace, industrial and agricultural equipment and
-more-

heavy-duty truck. Average daily sales in our supply chain management business increased 6% sequentially and 5% year-over-year. Segment operating income of $12.0 million increased by $2.4 million sequentially compared to the fourth quarter of 2021 and was comparable to operating income in the first quarter of 2021. Operating margins were 7.1% in the first quarter of 2022, up 80 basis points sequentially, driven by higher sales levels and the favorable impact of pricing initiatives. We expect continued strong demand from our diverse end markets, although the challenges throughout the supply chain are expected to persist throughout the year.
In Assembly Components, net sales were at an all-time high of $158.6 million, up more than 25% both sequentially and year-over-year compared to the 2021 first quarter. This sales increase was driven by increased product demand on fuel-related products launched in 2021 and increased net price realization resulting from the pass-through of higher aluminum and rubber compound prices. Segment operating income was $2.0 million in the first quarter of 2022, up significantly from a loss of $17.8 million sequentially from last quarter. The loss in the 2021 fourth quarter was driven by the micro-chip shortage, expenses related to plant closure and consolidation, commodity inflation, higher labor costs and production inefficiencies caused primarily by demand fluctuations. The improvement in profitability in the 2022 first quarter compared to 2021 fourth quarter was due to the increased net price realization, the profit flow-through from higher volumes and operational improvements in the current quarter, including improved profitability resulting from ongoing plant consolidation activities. We expect automotive production and demand for our products to continue to strengthen throughout the year, subject to supply chain constraints which are expected to continue to cause volatility in demand.
In Engineered Products, net sales were $91.0 million in the 2022 first quarter compared to $90.3 million in last year's fourth quarter and $75.9 million in the first quarter of 2021. The year-over-year sales increase of 20% was driven by strengthening sales in both our capital equipment business and our forged and machined products business. During the quarter, our capital equipment business achieved its highest-ever bookings level, in excess of $70 million. In our forged and machined products business, first quarter 2022 sales were up 30% compared to a year ago and reached their highest level since the start of the pandemic in the first quarter of 2020. Operating income in the 2022 first quarter was $1.8 million, compared to a loss of $10.9 million in the fourth quarter of 2021 and a loss of $1.3 million in the first quarter a year ago. The loss in the fourth quarter of 2021 included $10.8 million of charges related to plant closure and consolidation activities. The profitability improvement in the 2022 first quarter both sequentially and year-over-year was driven by the higher sales levels, benefits of cost-reduction actions, and implemented operational improvements. We expect volumes to continue to improve throughout the remainder of 2022, based on the higher bookings in our capital equipment business and continuing recovery of key end markets in our forged and machined products business, including oil and gas, rail, and aerospace.
CASH FLOW AND LIQUIDITY
During the first quarter of 2022, EBITDA, as defined was $27.6 million compared to $27.2 million in the first quarter of 2021. Please refer to the table that follows for a reconciliation of net income to EBITDA, as defined. Operating cash flow during the 2022 quarter was a use of $10.1 million, due primarily to an increase in accounts receivable of approximately $45 million driven by the 13% increase in sales in the first quarter of 2022 compared to the fourth quarter of 2021. As of March 31, 2022, our total liquidity was $225 million, which included cash on-hand of $62 million and $163 million of unused borrowing availability under our credit agreements, which included $45 million of suppressed availability.
UPDATED 2022 OUTLOOK
For the full year 2022, we continue to expect revenues to be at record levels, with revenue growth of approximately 15% year-over-year driven by strong customer demand in each segment. We also continue to expect significant improvement in profitability for the full year 2022 compared to 2021, and positive adjusted net income in each quarter in 2022. However, given continuing macroeconomic headwinds from demand volatility and supply chain constraints, we will not provide further guidance at this time.

CONFERENCE CALL

A conference call reviewing ParkOhio’s first quarter 2022 results will be broadcast live over the Internet on Tuesday, May 10, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com. An investor presentation will be available on the Company's website before the start of the call.
ParkOhio is a diversified international company providing world-class customers with a supply chain management outsourcing service, capital equipment used on their production lines, and manufactured components used to assemble their products. Headquartered in Cleveland, Ohio, ParkOhio operates more than 120 manufacturing sites and supply chain logistics facilities worldwide, through three reportable segments: Supply Technologies, Assembly Components and Engineered Products.
This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: the ultimate impact the COVID-19 pandemic has on our business, results of operations, financial position and liquidity, including, without limitation, supply chain issues such as the global semiconductor micro-chip shortage and logistic issues; our substantial indebtedness; the uncertainty of the global economic environment; general business conditions and competitive factors, including pricing pressures and product innovation; demand for our products and services; the impact of labor disturbances affecting our customers; raw material availability and pricing; fluctuations in energy costs; component part availability and pricing; changes in our relationships with customers and suppliers; the financial condition of our customers, including the impact of any bankruptcies; our ability to successfully integrate recent and future acquisitions into existing operations; the amounts and timing, if any, of purchases of our common stock; changes in general economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions and changing government policies, laws and regulations, including those related to the current global uncertainties and crises, such as tariffs and surcharges; adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities, including the evolving situation with Russia and Ukraine; public health issues, including the outbreak of COVID-19 and its impact on our facilities and operations and our customers and suppliers; our ability to meet various covenants, including financial covenants, contained in the agreements governing our indebtedness; disruptions, uncertainties or volatility in the credit markets that may limit our access to capital; potential disruption due to a partial or complete reconfiguration of the European Union; increasingly stringent domestic and foreign governmental regulations, including those affecting the environment or import and export controls and other trade barriers; inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities; the outcome of pending and future litigation and other claims and disputes with customers; our dependence on the automotive and heavy-duty truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending; our ability to negotiate contracts with labor unions; our dependence on key management; our dependence on information systems; our ability to continue to pay cash dividends, and the timing and amount of any such dividends; and the other factors we describe under “Item 1A. Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved. The Company assumes no obligation to update the information in this release.

CONTACT:	MATTHEW V. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2022	2021
	(In millions, except per share data)
Net sales	$418.4	$359.6
Cost of sales	364.7	307.6
Gross profit	53.7	52.0
Selling, general and administrative expenses	45.8	39.7
Operating income	7.9	12.3
Other components of pension income and other postretirement benefits expense, net	2.8	2.4
Interest expense, net	(7.8)	(7.4)
Income before income taxes	2.9	7.3
Income tax benefit (expense)	3.4	(1.9)
Net income	6.3	5.4
Net (income) loss attributable to noncontrolling interests	(0.2)	0.1
Net income attributable to Park-Ohio Holdings Corp. common shareholders	$6.1	$5.5

Income per common share attributable to Park-Ohio Holdings Corp. common shareholders:
Basic	$0.51	$0.46
Diluted	$0.50	$0.45
Weighted-average shares used to compute income per share:
Basic	12.0	12.0
Diluted	12.2	12.3

Dividends per common share	$0.125	$0.125

Other financial data:
EBITDA, as defined	$27.6	$27.2

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted earnings (loss) is a non-GAAP financial measure that the Company is providing in this press release. Adjusted earnings (loss) is net income (loss) calculated in accordance with generally accepted accounting principles ("GAAP"), adjusted for special items. The Company presents this non-GAAP financial measure because management uses adjusted earnings (loss) to compare its operating performance on a consistent basis over multiple periods because they remove the impact of certain significant non-cash credits or charges and certain infrequent items impacting net income (loss). Adjusted earnings (loss) is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income (loss) calculated in accordance with GAAP. Adjusted earnings (loss) herein may not be comparable to similarly titled measures of other companies. The following tables reconciles net income (loss) to adjusted earnings (loss):

	Three Months Ended March 31,
	2022		2021
	Earnings	Diluted EPS	Earnings	Diluted EPS
	(In millions, except for earnings per share (EPS))
Net income attributable to Park-Ohio Holdings Corp. common shareholders	$6.1	$0.50	$5.5	$0.45
Adjustments:
Plant closure and consolidation, severance and other costs	3.5	0.29	1.3	0.10
Acquisition-related expenses	0.3	0.03	—	—
Tax effect of above adjustments	(1.1)	(0.09)	(0.3)	(0.02)
Adjusted earnings	$8.8	$0.73	$6.5	$0.53

	Three Months Ended December 31, 2021
	Earnings	Diluted EPS
	(In millions, except for earnings per share (EPS))
Net loss attributable to ParkOhio common shareholders	$(17.8)	$(1.48)
Adjustments:
Plant closure and consolidation, severance and other costs	13.4	1.12
Gain on sale of assets	(14.7)	(1.23)
Goodwill impairment	4.6	0.38
Acquisition-related expenses	1.7	0.14
Litigation settlement	1.9	0.16
Tax effect of adjustments	(1.7)	(0.14)
Non-controlling interest impact	(0.4)	(0.03)
Adjusted loss	$(13.0)	$(1.08)

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

EBITDA, as defined is a non-GAAP financial measure that the Company is providing in this press release. EBITDA, as defined reflects net income attributable to Park-Ohio Holdings Corp. common shareholders before interest expense, income taxes, depreciation and amortization, and also excludes certain charges and corporate-level expenses as defined in the Company's current revolving credit facility. The Company presents this non-GAAP financial measure because management uses EBITDA, as defined to assess the Company's performance and to calculate its debt service coverage ratio under its current revolving credit facility. EBITDA, as defined is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income or cash flow information calculated in accordance with GAAP. EBITDA, as defined herein may not be comparable to similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended March 31,
	2022	2021
	(In millions)
Net income attributable to Park-Ohio Holdings Corp. common shareholders	$6.1	$5.5
Add back:
Interest expense, net	7.8	7.4
Income tax expense	—	1.9
Depreciation and amortization	9.7	9.4
Stock-based compensation expense	1.6	1.6
Restructuring, business optimization and other costs	2.1	1.3
Acquisition-related expenses	0.3	—
Other	—	0.1
EBITDA, as defined	$27.6	$27.2

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Balance Sheets

	(Unaudited)
	March 31, 2022	December 31, 2021
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$61.6	$54.1
Accounts receivable, net	299.5	255.3
Inventories, net	401.5	382.9
Prepaid and other current assets	86.3	83.2
Total current assets	848.9	775.5
Property, plant and equipment, net	228.2	229.1
Operating lease right-of-use assets	64.1	63.4
Goodwill	105.2	106.0
Intangible assets, net	79.6	81.7
Other long-term assets	105.3	104.3
Total assets	$1,431.3	$1,360.0
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$226.9	$194.0
Current portion of long-term debt and short-term debt	9.9	10.7
Current portion of operating lease liabilities	12.8	12.8
Accrued expenses and other	139.5	131.5
Total current liabilities	389.1	349.0
Long-term liabilities, less current portion:
Long-term debt	619.2	591.5
Long-term operating lease liabilities	51.4	50.7
Other long-term liabilities	43.7	44.0
Total long-term liabilities	714.3	686.2
Park-Ohio Holdings Corp. and Subsidiaries shareholders' equity	317.0	314.1
Noncontrolling interests	10.9	10.7
Total equity	327.9	324.8
Total liabilities and shareholders' equity	$1,431.3	$1,360.0

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2022	2021
	(In millions)
OPERATING ACTIVITIES
Net income	$6.3	$5.4
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation and amortization	9.7	9.4
Stock-based compensation expense	1.6	1.6
Changes in operating assets and liabilities:
Accounts receivable	(45.0)	(1.4)
Inventories	(19.3)	(22.9)
Prepaid and other current assets	(3.5)	2.2
Accounts payable and accrued expenses	41.9	17.1
Other	(1.8)	(1.5)
Net cash (used) provided by operating activities	(10.1)	9.9
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(7.1)	(6.6)
Net cash used by investing activities	(7.1)	(6.6)
FINANCING ACTIVITIES
Proceeds from revolving credit facility, net	29.2	5.7
Payments on other debt	(0.7)	(2.8)
Proceeds from other debt	—	1.8
Payments on finance lease facilities, net	(1.6)	(1.5)
Dividends	(1.6)	(1.6)
Payments of withholding taxes on share awards	(0.1)	(0.1)
Net cash provided by financing activities	25.2	1.5
Effect of exchange rate changes on cash	(0.5)	(0.9)
Increase in cash and cash equivalents	7.5	3.9
Cash and cash equivalents at beginning of period	54.1	55.0
Cash and cash equivalents at end of period	$61.6	$58.9
Interest paid	$1.7	$1.1
Income taxes paid	$1.4	$1.8

Park-Ohio Holdings Corp. and Subsidiaries
Business Segment Information (Unaudited)

	Three Months Ended March 31,
	2022	2021
	(In millions)
Net sales:
Supply Technologies	$168.8	$157.7
Assembly Components	158.6	126.0
Engineered Products	91.0	75.9
	$418.4	$359.6
Segment operating income (loss):
Supply Technologies	$12.0	$12.2
Assembly Components	2.0	6.4
Engineered Products	1.8	(1.3)
Total segment operating income	15.8	17.3
Corporate costs	(7.9)	(5.0)
Operating income	7.9	12.3
Other components of pension income and other postretirement benefits expense, net	2.8	2.4
Interest expense, net	(7.8)	(7.4)
Income before income taxes	$2.9	$7.3